UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 17, 2008

AERO PERFORMANCE PRODUCTS, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-26887	98-0353403
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14553 S. 790 W. Suite B, Bluffdale, Utah	84065
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (801) 495-0882

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

On December 17, 2008, the Registrant executed a stock purchase agreement with David Landreth and Ralph Amos ("Sellers"), pursuant to which the Registrant will purchase from the Sellers all of the issued and outstanding shares of capital stock of Jones Exhaust Systems, Inc., a Tennessee Corporation. Pursuant to the stock purchase agreement, the Registrant has agreed to assume up to one million one hundred thousand dollars ($1,100,000) in debt and pay two million dollars ($2,000,000) in cash.  Upon the execution of the agreement, the Registrant paid a twenty five thousand dollar ($25,000) non-refundable payment towards the two million dollar ($2,000,000) purchase price.  However, the initial twenty five thousand dollars ($25,000) may be refunded if the agreement termination or failure to close is the result of a material breach of this agreement by one or both Sellers.

Upon payment to Sellers, the Registrant will gain one hundred percent (100%) control and ownership of Jones Exhaust Systems, Inc.

A copy of the executed stock purchase agreement is attached hereto as Exhibit 10.1.

Section 2 – Financial Information

Section 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Pursuant to the stock purchase agreement described in Item 1.01 above, the Registrant has agreed to pay an additional one million nine hundred seventy five thousand ($1,975,000) in cash and assume up to one million one hundred thousand dollars ($1,100,000) in debt upon closing of the transaction.

Section 9 – Financial Statements and Exhibits

Item 9.01 EXHIBITS

Exhibit Number	Description
10.1	Stock Purchase Agreement between Aero Performance Products, Inc. and David Landreth, Ralph Amos and Jones Exhaust Systems, Inc. dated December 17, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aero Performance Products, Inc.

By: /s/ Bryan Hunsaker

Date: January 19, 2009

Bryan Hunsaker, Chief Executive Officer